Filed Pursuant to Rule 433

Registration Statement No. 333-136268

April 1, 2008

PRICING TERM SHEET FOR THE 6.75% DEBENTURES, SERIES 2008 B

Issuer:	Consolidated Edison Company of New York, Inc.

Ratings:	A1 (Moody’s); A- (S&P); A- (Fitch)

Issue of Securities:	6.75% Debentures, Series 2008 B due 2038

Principal Amount:	$600,000,000

Coupon:	6.75% per annum, payable April 1 and October 1, commencing October 1, 2008

Maturity:	April 1, 2038

Treasury Benchmark:	5.000% due May 15, 2037

US Treasury Yield:	4.373%

Spread to Treasury:	+240 bps

Re-offer Yield:	6.773%

Initial Public Offering Price:	per Debenture: 99.707%; Total: $598,242,000

Optional Redemption:	Make Whole at Treasury Rate + 35 basis points

Minimum Denomination:	$1,000

Settlement Date:	April 4, 2008 (T+3)

CUSIP:	209111 EU3

Joint Book-Running Managers:	BNY Capital Markets, Inc.
Greenwich Capital Markets, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	KeyBanc Capital Markets Inc.
Lazard Capital Markets LLC
Mizuho Securities USA Inc.
Commerce Capital Markets, Inc.
Wells Fargo Securities, LLC
Blaylock Robert Van, LLC
Samuel A. Ramirez & Co., Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Capital Markets, Inc. collect at 212-635-8974, Greenwich Capital Markets, Inc. toll free at (866) 884-2071 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (866) 500-5408.